ENACT REPORTS THIRD QUARTER 2022 RESULTS AND ANNOUNCES QUARTERLY DIVIDEND
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GAAP Net Income of $191 million, or $1.17 per diluted share
Adjusted Operating Income of $191 million, or $1.17 per diluted share
Return on Equity of 18.6% and Adjusted Operating Return on Equity of 18.6%
Record Insurance-in-Force of $242 billion, a 9% increase year-over-year
PMIERs Sufficiency of 174% or $2,249 million
Book Value Per Share of $25.28 and Book Value Per Share excluding AOCI of $27.90
Announces quarterly cash dividend of $0.14 per common share

Raleigh, NC, November 1, 2022 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the third quarter of 2022.

"We delivered strong results in a dynamic environment,” said Rohit Gupta, President and CEO of Enact. “Throughout the quarter we continued to execute against all aspects of our cycle-tested growth strategy, writing profitable new business, investing in our growth, and managing our risk, while also delivering on our commitment to return excess capital to shareholders. While several factors are creating uncertainty in the housing market in the near-term, we believe the longer-term drivers of demand remain in place, and the strength of our portfolio, balance sheet, and cash flows position us well to prudently navigate the current market environment while continuing to successfully pursue our long-term growth strategy, and drive value creation for all stakeholders.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	3Q22	2Q22	3Q21
Net Income (loss)	$191	$205	$137
Diluted Net Income (loss) per share	$1.17	$1.25	$0.84
Adjusted Operating Income (loss)	$191	$205	$137
Adj. Diluted Operating Income (loss) per share	$1.17	$1.26	$0.84
NIW ($B)	$15	$17	$24
Primary IIF ($B)	$242	$238	$222
Persistency	82%	80%	65%
Net Premiums Earned	$235	$237	$243
Losses Incurred	$(40)	$(62)	$34
Loss Ratio	(17)%	(26)%	14%
Operating Expenses	$58	$61	$59
Expense Ratio	25%	26%	24%
Net Investment Income	$39	$36	$36
Return on Equity	18.6%	20.1%	13.2%
Adjusted Operating Return on Equity	18.6%	20.2%	13.2%
PMIERs Sufficiency ($)	$2,249	$2,047	$2,287
PMIERs Sufficiency (%)	174%	166%	181%

Third Quarter 2022 Financial and Operating Highlights
•Net income was $191 million, or $1.17 per diluted share, compared with $205 million, or $1.25 per diluted share, for the second quarter of 2022 and $137 million, or $0.84 per diluted share, for the third quarter of 2021. The sequential decline in net income was driven by the favorable reserve development in the second quarter of 2022. The year-over-year improvement in net income was primarily driven by lower losses from favorable reserve development.
•Adjusted operating income was $191 million, or $1.17 per diluted share, compared with $205 million, or $1.26 per diluted share, for the second quarter of 2022 and $137 million, or $0.84 per diluted share, for the third quarter of 2021.
•New insurance written (NIW) was $15 billion, down 14% from $17 billion in the second quarter of 2022, and down 37% from $24 billion in the third quarter of 2021, due to lower originations as a result of increased mortgage rates. Our NIW for the third quarter was comprised of 94% monthly premium policies and 97% purchase originations.
•Primary Insurance-In-Force was $242 billion, up 2% from $238 billion in the second quarter of 2022 and up 9% from $222 billion in the third quarter of 2021, driven by NIW and increased persistency.
•Persistency was 82%, up from 80% in the second quarter of 2022 and 65% in the third quarter of 2021. The continued increase in persistency has been primarily driven by an increase in mortgage rates and an ongoing decline in the percentage of our in-force policies with mortgage rates above current rates.
•Net premiums earned were $235 million, down 1% from $237 million in the second quarter of 2022 and down 3% from $243 million in the third quarter of 2021. Net earned premium yield was down from the second quarter of 2022 and the third quarter of 2021, driven by the lapse of older, higher-priced policies as compared to our new insurance written and lower single premium cancellations along with modestly higher ceded premiums as compared to third quarter of 2021. The decline in net earned premium yield was partially offset by IIF growth.
•Losses incurred for the third quarter of 2022 were $(40) million and the loss ratio was (17)%, compared to $(62) million and (26)%, respectively, in the second quarter of 2022, driven by a reserve release of $105 million on favorable cure performance primarily from 2020 and early 2021 COVID related delinquencies, partially offset by $25 million reserve strengthening related to early 2022 delinquencies given higher economic uncertainty. The net reserve release of $80 million compares to a $96 million reserve release in the second quarter of 2022. Current quarter losses incurred and the loss ratio compare favorably to results for the third quarter 2021 of $34 million and 14%, respectively, driven by the favorable reserve development in the current quarter partially offset by higher new delinquencies from recent large books that are aging and going through their normal loss development pattern.
•The percentage of loans in default at quarter end was 1.99%, compared to 2.06% as of June 30, 2022, and 3.08% as of September 30, 2021, as cures continued to outpace new delinquencies.
•Operating expenses in the current quarter were $58 million and the expense ratio was 25%, compared to $61 million and 26%, respectively, in the second quarter of 2022, primarily driven by lower variable costs associated with production volume. Current quarter expenses were relatively flat as compared to results of the third quarter of 2021 of $59 million and 24%, respectively, driven by lower variable costs associated with production volume, mostly offset by higher general and administrative expenses in the current quarter.
•Net investment income was $39 million, up from $36 million for the second quarter of 2022 and $36 million in the third quarter of 2021, driven by rising interest rates and higher average invested assets and partially offset by lower bond calls.
•Annualized return on equity for the third quarter of 2022 was 18.6%, and annualized adjusted operating return on equity was 18.6%. Current quarter results are down from second quarter 2022 results of 20.1% and 20.2%, respectively, and up from third quarter 2021 results of 13.2%

and 13.2%, respectively. The sequential decrease in both return on equity and adjusted operating return on equity were driven, in part, by a larger reserve release in the second quarter of 2022 as compared to the current quarter, partially offset by the change in unrealized gains / losses in our asset portfolio, and the payment of a $23 million dividend, or $0.14 per share, in the third quarter of 2022.

Capital and Liquidity
•PMIERs sufficiency was 174% and $2,249 million above the published PMIERs requirements, compared to 166% and $2,047 million above the published PMIERs requirements in the second quarter of 2022. The sequential increase in PMIERs sufficiency was driven by the execution of an XOL transaction, our business cash flows and lower delinquencies, and partially offset by NIW and amortization of existing reinsurance transactions.
•PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk-based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $140 million at the end of the current quarter, compared to $178 million at the end of the second quarter 2022 and $570 million at the end of the third quarter 2021. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier.
•Enact Holdings, Inc. held $202 million of cash and $211 million of invested assets as of September 30, 2022. Combined cash and invested assets decreased $55 million from the prior quarter, due to our dividend paid in the current quarter and our semi-annual interest payment on our 2025 debt. Secured approximately $201 million of additional excess of loss (“XOL”) reinsurance coverage on September 19, 2022. This credit risk transfer (CRT) transaction covers a portfolio of existing mortgage insurance policies written from January 1, 2022 through June 30, 2022, and is effective September 1, 2022. Reinsurance coverage is provided by a panel of reinsurers each currently rated “A-” or better by Standard & Poor’s or A.M. Best Company, Inc.
•Moody’s Investors Service upgraded the insurance financial strength rating for Enact Mortgage Insurance Corporation - to Baa1 from Baa2, and Enact’s long-term issuer rating and senior unsecured debt rating to Ba1 from Ba2. The outlook for the ratings is stable.

Recent Events
•The company announced today that its Board of Directors has declared a quarterly dividend of $0.14 per common share, payable on December 6, 2022, to shareholders of record on November 18, 2022. Future dividends will be subject to Board approval.
•The company also announced separately today that its Board of Directors has approved a special cash dividend of $183 million, or $1.12 per common share, and authorized a $75 million stock repurchase program. The special cash dividend is payable on December 6, 2022 to the shareholders of record as of close of business on November 18, 2022.
•In October, EMICO, our primary mortgage insurance operating company completed a distribution of $242 million to our holding company to bolster its financial flexibility and support our ability to return capital to shareholders.

Conference Call and Financial Supplement Information
This press release, the third quarter 2022 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss third quarter financial results in a conference call tomorrow, Wednesday, November 2, 2022, at 8:00 a.m. (Eastern). Enact’s conference call can be accessed via telephone and Internet. The dial-in number for the conference call is 833-634-2594 or 412-902-4104 (outside the U.S.); participants should ask to be joined into the Enact Holdings, Inc. call. To participate in the call by webcast, register at

https://ir.enactmi.com/news-and-events/events at least 15 minutes prior to the webcast to download and install any necessary software.

A digital replay of the webcast will be available on the Enact website following the live broadcast for a period of one year at https://ir.enactmi.com/news-and-events/events.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, is available on Enact’s website at https://ir.enactmi.com.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread; supply chain constraints; inflation; increases in interest rates; risks related to an economic downturn or recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. In addition, the potential for future dividend payments and other forms of returning capital to shareholders, including share repurchases, will be determined in consultation with the Board of Directors, and after considering economic and regulatory factors, current risks to the Company, and subsidiary performance. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to the Company’s common stockholders or net income (loss) available to the Company’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to the Company’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended September 30, 2022 and 2021, as well as for the three months ended June 30, 2022.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	3Q22	2Q22	3Q21
REVENUES:
Premiums	$235,060	$237,386	$243,063
Net investment income	39,493	35,776	35,995
Net investment gains (losses)	(42)	(381)	580
Other income	564	760	671
Total revenues	275,075	273,541	280,309

LOSSES AND EXPENSES:
Losses incurred	(40,309)	(61,563)	34,124
Acquisition and operating expenses, net of deferrals	54,523	58,201	55,151
Amortization of deferred acquisition costs and intangibles	3,338	3,230	3,669
Interest expense	12,879	12,786	12,756
Total losses and expenses	30,431	12,654	105,700

INCOME BEFORE INCOME TAXES	244,644	260,887	174,609
Provision for income taxes	53,658	56,152	37,401
NET INCOME	$190,986	$204,735	$137,208

Net investment (gains) losses	42	381	(580)
Costs associated with reorganization	(156)	104	339
Taxes on adjustments	24	(102)	50
Adjusted Operating Income	$190,896	$205,118	$137,017

Loss ratio (1)	(17)%	(26)%	14%
Expense ratio (2)	25%	26%	24%
Earnings Per Share Data:
Net Income per share
Basic	$1.17	$1.26	$0.84
Diluted	$1.17	$1.25	$0.84
Adj operating income per share
Basic	$1.17	$1.26	$0.84
Diluted	$1.17	$1.26	$0.84
Weighted-average common shares outstanding
Basic	162,843	162,842	162,840
Diluted	163,376	163,225	162,852

(1)The ratio of losses incurred to net earned premiums.
(2)The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs decreased the expense ratio by zero percentage points for the three months ended September 30, 2022 and June 30, 2022 and one percentage point for the three months ended September 30, 2021.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	3Q22	4Q21	3Q21
Investments:
Fixed maturity securities available-for-sale, at fair value	$4,877,902	$5,266,339	$5,376,067
Short term investments	2,434	—	12,500
Total investments	4,880,336	5,266,339	5,388,567
Cash and cash equivalents	535,775	425,828	451,582
Accrued investment income	35,896	31,061	31,372
Deferred acquisition costs	26,310	27,220	27,788
Premiums receivable	40,331	42,266	43,425
Deferred tax asset	135,152	—	—
Other assets	69,040	73,059	48,572
Total assets	$5,722,840	$5,865,773	$5,991,306

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$510,237	$641,325	$648,365
Unearned premiums	212,987	246,319	254,806
Other liabilities	140,413	130,604	129,464
Long-term borrowings	742,211	740,416	739,838
Deferred tax liability	—	1,586	17,452
Total liabilities	1,605,848	1,760,250	1,789,925
Equity:
Common stock	1,628	1,628	1,628
Additional paid-in capital	2,379,576	2,371,861	2,369,822
Accumulated other comprehensive income	(427,085)	83,581	133,955
Retained earnings	2,162,873	1,648,453	1,695,976
Total equity	4,116,992	4,105,523	4,201,381
Total liabilities and equity	$5,722,840	$5,865,773	$5,991,306

Book value per share	$25.28	$25.21	$25.80
Book value per share excluding AOCI	$27.90	$24.70	$24.98

U.S. GAAP ROE (1)	18.6%	14.8%	13.2%
Net investment (gains) losses	0.0%	0.0%	(0.1)%
Costs associated with reorganization	0.0%	0.0%	0.0%
Taxes on adjustments	0.0%	0.0%	0.0%
Adjusted Operating ROE(2)	18.6%	14.8%	13.2%

Debt to Capital Ratio	15%	15%	15%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity